PRICING SUPPLEMENT                                         File No. 333-105098
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated June 3, 2003)
Pricing Supplement Number: 2337


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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Principal Amount:$400,000,000               Original Issue Date:      October 3, 2003

CUSIP Number:    59018YSA0                  Stated Maturity Date:     October 3, 2005

Issue Price:     100%

Interest Calculation:                       Day Count Convention:
--------------------                        --------------------

| x |  Regular Floating Rate Note           | x |  Actual/360

|   |  Inverse Floating Rate Note           |   |  30/360

       (Fixed Interest Rate):               |   |  Actual/Actual


Interest Rate Basis:
-------------------

| x |  LIBOR                                |   |  Commercial Paper Rate

|   |  CMT Rate                             |   |  Eleventh District Cost of Funds Rate

|   |  Prime Rate                           |   |  CD Rate

|   |  Federal Funds Rate                   |   |  Other (see attached)

|   |  Treasury Rate
Designated CMT Page:                    Designated LIBOR Page:
       CMT Moneyline Telerate Page:         LIBOR Moneyline Telerate Page: 3750
                                                       LIBOR Reuters Page:


Index Maturity:          Three Month                                Minimum Interest Rate:    Not Applicable

Spread:                  + 0.10%                                    Maximum Interest Rate:    Not Applicable

Initial Interest Rate:   Calculated as if the Original Issue        Spread Multiplier:        Not Applicable
                         Date was an Interest Reset Date

Interest Reset Dates:    Quarterly, on the 3rd of January, April, July and October, commencing on
                         January 3, 2004, subject to modified following Business Day convention.

Interest Payment Dates:  Quarterly, on the 3rd of January, April, July and October, commencing on
                         January 3, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Company:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                    The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA)
                         Inc. and Credit Lyonnais Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                         Pursuant to an agreement, dated September 30th, 2003 (the "Agreement"), between
                         Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has
                         agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                         Underwriters                               Principal Amount of the Notes
                         ------------                               -----------------------------
                         Merrill Lynch, Pierce, Fenner & Smith                       $392,000,000
                                      Incorporated
                         HSBC Securities (USA) Inc.                                    $4,000,000
                         Credit Lyonnais Securities (USA) Inc.                         $4,000,000
                                                                                     ------------
                                                         Total                       $400,000,000

                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:   0.175%

Dated:                   September 30, 2003

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